EXHIBIT 99.1

                              NEWS RELEASE


FOR FURTHER INFORMATION CONTACT:

Michael D. James                                 FOR IMMEDIATE RELEASE
Tel  402-331-3727
Fax  402-331-4834


              AMCON COMPLETES SALE OF BEER DISTRIBUTORSHIP

Omaha, NE, October 11, 1996 -- AMCON Distributing Company (NASDAQ: DIST), announced today that it has completed the sale of substantially all of its beer distribution business located in Denver, CO to Western Distributing Company for an undisclosed amount of cash. AMCON will use the proceeds to reduce debt and finance future acquisitions. In addition to the new Strohs brands (formally
G. Heileman brands) purchased from AMCON, Western Distributing distributes wine, spirits and other beers, including Strohs and Pabst brands.

Kathleen Evans, president of AMCON, said "Market share in the Denver area made the beer franchise more valuable to a larger beer distributor than to AMCON. AMCON will focus on expanding products and market area around its core convenience store distribution business."

AMCON also announced the recent purchase of the assets of Clear Magic, Inc. based in San Diego, CA, for an undisclosed amount of cash. The purchase gives AMCON the exclusive world-wide rights to manufacture and distribute CLEAR MAGIC, a silicone polymer liquid which provides a protective coating and removes minor scratches from plastic surfaces including eyeglasses and sports goggles.
AMCON plans to begin marketing CLEAR MAGIC  in the spring of 1997.

Omaha-based AMCON is a leading wholesale distributor of consumer products including beverages, candy, cigarettes, food service, groceries and health and beauty care products through eight distribution centers in Kansas, Missouri, Nebraska North Dakota, South Dakota and Wyoming.


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